EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                        FOR FURTHER INFORMATION:
                                                     Vicon Industries: Joan Wolf
                                                                    631/952-2288
                                      Bliss, Gouverneur & Associates: John Bliss
                                                                    212/840-1661


                      VICON REPORTS SECOND QUARTER RESULTS

HAUPPAUGE, NY, May 15, 2006 - Vicon Industries, Inc. (Amex: VII), a leading designer and producer of video security and surveillance systems, today reported operating results for the second fiscal quarter ended March 31, 2006. The announcement was made by Chairman and CEO Ken Darby.

Net sales for the second fiscal quarter were $12.2 million, a decrease of 5% compared with $12.8 million in the second quarter of the prior fiscal year. A net loss of $848,000 ($.19 per share), was incurred compared with a net loss of $1,169,000 ($.26 per share) in the prior year quarter.

For the six months, net sales were $26.5 million, a decrease of 7% compared with $28.4 million in the first six months of the prior fiscal year. A net loss of $700,000 ($.15 per share) was incurred compared with a net loss of $1,909,000 ($.42 per share) in the prior year six-month period.

Page 2
Vicon Results

Commenting on the second quarter results, Mr. Darby said sales in all our principal markets were off from plan. The sales decline was the result of weak incoming orders beginning in the December 2005 quarter through and including January and February. Incoming orders improved significantly in March 2006, and second quarter order totals finished at $13.6 million compared with $13.3 million in the comparable quarter last fiscal year. Mr. Darby said much of the $13.6 million in new orders ($7.2 million U.S. and $6.4 million foreign) came in too late to be shipped during the quarter. U.S. sales for the quarter were $6.6 million versus $6.2 million in the prior year quarter, while foreign sales fell to $5.6 million from $6.6 million.

Gross margins improved to 37.5% compared with 36.8% in the prior year quarter while operating expenses declined approximately $600,000 to $5.4 million. In spite of the lower expenses and improved gross margins, revenues were insufficient to produce profitable results said Mr. Darby. He also noted Vicon has yet to see any meaningful revenue from its August 2005 award of an exclusive supply contract with the U.S. Postal Service.

At recent security trade shows in the U.S. and U.K., the Company showcased new ViconNet(R) software and Kollector(R) IP based hardware products. "While there is more development work to do, the Company is steadily assembling a comprehensive capability of IP based video systems to meet the forecast industry transition to principally IP video solutions" said Darby.

Page 3
Vicon Results


Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.



This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Page 4

Table of Operations


                             Vicon Industries, Inc.

                       Condensed Statements of Operations

                                   (Unaudited)


                                    Three Months Ended March 31,  Six Months Ended March 31,
                                    ----------------------------  --------------------------

                                         2006           2005          2006           2005
                                         ====           ====          ====           ====
Net sales                          $ 12,223,000    $12,802,000   $26,482,000    $28,384,000

Gross profit                          4,578,000      4,708,000    10,214,000     10,576,000

Operating loss                         (840,000)    (1,301,000)     (686,000)    (1,974,000)

Loss before income taxes               (853,000)    (1,338,000)     (700,000)    (2,065,000)

Income tax expense (benefit)             (5,000)        42,000          -            55,000

Loss before extraordinary gain         (848,000)    (1,380,000)     (700,000)    (2,120,000)

Extraordinary gain                         -           211,000          -           211,000
                                   -------------  -------------   ------------  ------------

Net loss                           $   (848,000)   $(1,169,000)  $  (700,000)   $(1,909,000)
                                   =============   ============  ============   ============

Basic and diluted loss per share:
---------------------------------

Loss before extraordinary gain         $   (.19)      $   (.30)     $   (.15)         $(.46)

Extraordinary gain                     $      -            .04             -            .04
                                   -------------    -----------   -----------   ------------

Net loss per share                     $   (.19)     $    (.26)     $   (.15)        $ (.42)
                                   =============    ===========   ===========   ============

Shares used in computing basic
   and diluted loss per share         4,572,000      4,566,000     4,571,000      4,564,000

